Exhibit 99.1

China Jo-Jo Drugstores Reports Fiscal Year 2020 Financial Results

HANGZHOU, China, July 10, 2020 /PRNewswire/ -- China Jo-Jo Drugstores, Inc. (NASDAQ: CJJD) (“Jo-Jo Drugstores” or the “Company”), a leading online and offline retailer, wholesale distributor of pharmaceutical and other healthcare products and healthcare provider in China, today announced its financial results for the fiscal year ended March 31, 2020.

Mr. Lei Liu, Chairman and CEO of Jo-Jo Drugstores, commented, “We are pleased to present our financial results for our 2020 fiscal year. Our revenue records $117.33 million for the fiscal year of 2020, up 9.1% compared to $107.55 million for the previous fiscal year. Revenue from retail drugstores, online pharmacy, and wholesale segments increased by 2.4%, 54.1% and 12.4% respectively, demonstrating our ability to realize the potential of our business model. When facing the pandemic of COVID-19, we are uniquely positioned to understand consumer and market needs and how to address them. We will continue monitoring the latest developments and taking appropriate measures to combat the COVID-19 pandemic and provide supports to our customers and the society. Looking forward, we are confident that we are on the right track to deliver significant value to all our investors and shareholders as we have a leading consumer brand in China with a diversified portfolio of essential health care businesses and we will continue to endeavor to provide the best experience to our customers.”

Fiscal Year 2020 Financial Highlights

	For the Year Ended March 31,
($ millions, except per share data)	2020	2019	% Change
Revenue	117.33	107.55	9.1%
Retail drugstores	74.08	72.33	2.4%
Online pharmacy	13.54	8.78	54.1%
Wholesale	29.71	26.43	12.4%
Gross profit	25.53	25.11	1.7%
Gross margin	21.8%	23.3%	-1.5 pp *
Loss from operations	(7.00)	(0.88)	-699.4%
Net loss	(6.46)	(1.32)	-390.0%
Loss per share	(0.18)	(0.03)	-500.0%

*Notes: pp represents percentage points

●	Revenue increased by 9.1% to $117.33 million for the fiscal year ended March 31, 2020 from $107.55 million for the prior fiscal year.

●	Gross profit increased by 1.7% to $25.53 million for the fiscal year ended March 31, 2020 from $25.11 million for the prior fiscal year.

●	Gross margin decreased by 1.5 percentage points to 21.8% for the fiscal year ended March 31, 2020 from 23.3% for the prior fiscal year.

●	Net loss was $6.46 million, or $0.18 per basic and diluted share, for the fiscal year ended March 31, 2020, compared to net loss of $1.32 million, or $0.03 per basic and diluted share, for the prior fiscal year.

Fiscal Year 2020 Financial Results

Revenue

Revenue for the fiscal year ended March 31, 2020 increased by $9.78 million, or 9.1%, to $117.33 million from $107.55 million for the prior fiscal year. The increase in revenue was primarily due to the growth in retail drugstores, online pharmacy and wholesale business.

	For the Year Ended March 31,
	2020			2019
($ millions)	Revenue	Cost of Goods	Gross Margin	Revenue	Cost of Goods	Gross Margin
Retail drugstores	74.08	53.24	28.1%	72.34	51.24	29.2%
Online pharmacy	13.54	12.11	10.6%	8.78	7.75	11.8%
Wholesale	29.71	26.45	11.0%	26.43	23.45	11.3%
Total	117.33	91.80	21.8%	107.55	82.44	23.3%

Revenue from the retail drugstores business increased by $1.74 million, or 2.4%, to $74.08 million for the fiscal year ended March 31, 2020 from $72.34 million for the prior fiscal year. The increase was primarily attributable to the consumer-facing benefits, such as on-site medical care, chronic disease management services, incremental DTP (Direct-to-Patient) business caused by continuous hospital medical reform, and maturing of stores opened a year ago.

Revenue from the online pharmacy business increased by $4.76 million, or 54.1%, to $13.54 million for the fiscal year ended March 31, 2020 from $8.78 million for the prior fiscal year. The increase was caused by an increase in sales via e-commerce platforms such as Tmall and an increase in sales via our official site. Popular products at reasonable prices are key to success in online business. In order to promote the Company’s sales, the Company focused on the selection of medical equipment suitable to local customers. Additionally, we maintained a membership care program targeted at chronic disease customers. We have closely interacted with our members via WeChat by providing healthcare knowledge and reminding our customers to refill medicine. By implementing a personalized customer care program, we were able to promote our sales. As a result, our sales via these e-commerce platforms increased by 58.3% period over period. The sales via our official website were primarily made by certain pharmacy benefit management providers and insurance companies. For example, we have signed a service contract with Yingda Taihe Life Insurance Co. Ltd. (“Yingda”), a national insurance company. State Grid Corporation of China has bought health insurance package for its employees from Yingda. In the year ended March 31, 2020, we served a local factory of State Grid and sold healthcare products to its employees who used their insurance cards to make payments. The sales from these customers contributed significantly to our official website sales. Additionally, in the first quarter of calendar 2020, during the outbreak of COVID-19, we sold a large quantity of health protective products such as masks. Our official website sales increased by $847,899 or 40.8% year over year.

Revenue from the wholesale business increased by $3.28 million, or 12.4%, to $29.71 million for the fiscal year ended March 31, 2020 from $26.43 million for the prior fiscal year. The increase was primarily a result of the Company’s ability to resell certain products, which the Company sold in large quantities at its retail stores, to other vendors at competitive prices.

Gross profit and gross margin

Total cost of goods sold increased by $9.36 million, or 11.4%, to $91.80 million for the fiscal year ended March 31, 2020 from $82.44 million for the prior fiscal year. Gross profit increased by $0.42 million, or 1.7%, to $25.53 million for fiscal year ended March 31, 2020 from $25.11 million for the prior fiscal year. Overall gross margin decreased by 1.5 percentage points to 21.8% for the fiscal year ended March 31, 2020, from 23.3% for the prior fiscal year.

Gross margins for retail drugstores, online pharmacy and wholesale were 28.1%, 10.6%, and 11.0%, respectively, for the fiscal year ended March 31, 2020, compared to the corresponding gross margins of 29.2%, 11.8%, and 11.3% for the prior fiscal year.

Loss from operations

Selling and marketing expenses decreased by $0.48 million, or 1.9%, to $23.79 million for the fiscal year ended March 31, 2020 from $24.27 million for the prior fiscal year, primarily due to decrease in rent. As we closed several stores, rent expense went down. Additionally, we have closely monitored our marketing expense such as small gifts. As a result, our sale and marketing expense declined slightly.

General and administrative expenses increased by $6.39 million, or 371.7%, to $8.11 million for the fiscal year ended March 31, 2020 from $1.72 million for the prior fiscal year. In the year ended March 31, 2020, we recorded bad debt expense of $455,159 as compared to a reduction in the allowance for bad debts of $3,346,886 in fiscal year 2019. Additionally, we incurred additional labor cost of approximately $1.5 million as we have expanded certain business. For example, we have been operating two Linjia Clinics and hired more doctors. In addition, in order to obtain business from commercial health insurance providers, we formed a marketing team. Although these businesses have not contributed significantly to our revenue, they incurred labor costs.

Impairment of long-lived assets was $0.63 million for the fiscal year ended March 31, 2020, compared to nil for the prior fiscal year. In the year ended March 31, 2020, we evaluated the licenses of insurance applicable drugstores acquired in the past based on their discounted positive cash value. Due to the stricter government insurance policy in fiscal year 2021, the value of these licenses has declined.

Loss from operations was $7.00 million for the fiscal year ended March 31, 2020, compared to loss from operations of $0.88 million for the prior fiscal year. Operating margin was (6.0)% and (0.8)% for the fiscal year ended March 31, 2020 and 2019 respectively.

Net loss

Net loss was $6.46 million, or $0.18 per basic and diluted share for the fiscal year ended March 31, 2020, compared to net loss of $1.32 million, or $0.03 per basic and diluted share for the prior fiscal year.

Financial Condition

As of March 31, 2020, the Company had cash of $16.18 million, compared to $9.32 million as of March 31, 2019. Net cash used in operating activities was $6.91 million for the fiscal year ended March 31, 2020, compared to $5.60 million for the prior fiscal year. Net cash used in investing activities was $4.84 million for the fiscal year ended March 31, 2020, compared to $7.33 million for the prior fiscal year. Net cash provided by financing activities was $19.01 million for the fiscal year ended March 31, 2020, compared to $8.08 million for the prior fiscal year. On April 15, 2019, we closed a registered direct offering of 4,000,008 shares of common stock at $2.50 per share with gross proceeds of $10,000,020 from our effective shelf registration statement on Form S-3. In addition, on June 3, 2020, we closed another registered direct offering of 5,000,0004 shares of common stock at $2.00 per share with gross proceeds of $10,000,008 from our effective shelf registration statement on Form S-3.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc. (“Jo-Jo Drugstores” or the “Company”), is a leading online and offline retailer and wholesale distributor of pharmaceutical and other healthcare products and a provider of healthcare services in China. Jo-Jo Drugstores currently operates an online pharmacy and retail drugstores with licensed doctors on site for consultation, examination and treatment of common ailments at scheduled hours. It is also a wholesale distributor of products similar to those carried in its pharmacies. In addition, Jo-Jo Drugstores cultivates herbs used for traditional Chinese medicine. For more information about the Company, please visit http://jiuzhou360.com. The Company routinely posts important information on its website.

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. The Company’s encourages you to review other factors that may affect its future results in the Company’s annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Company Contact:

Frank Zhao
Chief Financial Officer
+86-571-88077108
frank.zhao@jojodrugstores.com

Steve Liu
Investor Relations Director
steve.liu@jojodrugstores.com

Investor Relations Contact:

Tina Xiao
Ascent Investor Relations LLC
+1-917-609-0333
tina.xiao@ascent-ir.com

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	March 31,
	2020	2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$16,176,318	$9,322,463
Restricted cash	14,806,288	15,422,739
Financial assets available for sale	157,159	180,928
Notes receivable	57,005	177,278
Trade accounts receivable	9,770,656	8,692,514
Inventories	12,247,004	13,955,202
Other receivables, net	5,069,442	4,438,230
Advances to suppliers	1,174,800	1,950,252
Other current assets	1,528,540	2,063,375
Total current assets	60,987,212	56,202,981

PROPERTY AND EQUIPMENT, net	7,633,740	8,727,358

OTHER ASSETS
Long-term investment	2,544,451	24,243
Farmland assets	742,347	825,259
Long term deposits	1,456,384	2,157,275
Other noncurrent assets	1,046,763	1,196,197
Operating lease right-of-use assets	21,711,376	-
Intangible assets, net	3,393,960	3,597,323
Total other assets	30,895,281	7,800,297

Total assets	$99,516,233	$72,730,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term bank loan	1,410,130	-
Accounts payable, trade	21,559,494	23,106,230
Notes payable	26,605,971	25,951,673
Other payables	2,522,330	3,197,221
Other payables - related parties	490,218	795,179
Customer deposits	708,140	771,942
Taxes payable	119,247	125,859
Accrued liabilities	753,612	1,264,182
Long-term loan payable-current portion	2,287,742	-
Current portion of operating lease liabilities	981,090	-
Total current liabilities	57,437,974	55,212,286

Long-term loan payable	4,115,958	-
Long term operating lease liabilities	19,049,575	-
Employee Deposits	70,507	81,935
Purchase option and warrants liability	64,090	465,248
Total liabilities	80,738,104	55,759,469

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock; $0.001 par value; 250,000,000 shares authorized; 32,936,786 and 28,936,778 shares issued and outstanding as of March 31, 2020 and March 31, 2019	32,937	28,937
Preferred stock; $0.001 par value; 10,000,000 shares authorized; nil issued and outstanding as of March 31, 2020 and March 31, 2019	-	-
Additional paid-in capital	54,209,301	44,905,664
Statutory reserves	1,309,109	1,309,109
Accumulated deficit	(36,400,837)	(30,587,468)
Accumulated other comprehensive income	1,440,424	2,508,964
Total stockholders’ equity	20,590,934	18,165,206
Noncontrolling interests	(1,812,805)	(1,194,039)
Total equity	18,778,129	16,971,167
Total liabilities and stockholders’ equity	$99,516,233	$72,730,636

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the years ended March 31,
	2020	2019
REVENUES, NET	$117,327,689	$107,551,012

COST OF GOODS SOLD	91,801,259	82,442,969

GROSS PROFIT	25,526,430	25,108,043

SELLING EXPENSES	23,793,603	24,265,184
GENERAL AND ADMINISTRATIVE EXPENSES	8,108,377	1,718,989
IMPAIRMENT OF LONG-LIVED ASSETS	628,192	-
TOTAL OPERATING EXPENSES	32,530,172	25,984,173

LOSS FROM OPERATIONS	(7,003,742)	(876,130)

OTHER INCOME (EXPENSE):
INTEREST INCOME	1,063,747	112,887
INTEREST EXPENSE	(698,518)	-
OTHER	(204,064)	(93,311)
CHANGE IN FAIR VALUE OF PURCHASE OPTION AND WARRANTS LIABILITY	401,158	(326,452)

LOSS BEFORE INCOME TAXES	(6,441,419)	(1,183,006)

PROVISION FOR INCOME TAXES	16,258	134,763

NET LOSS	(6,457,677)	(1,317,769)

ADD: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(644,308)	(391,491)

NET LOSS ATTRIBUTABLE TO CHINA JO-JO DRUGSTORES, INC.	(5,813,369)	(926,278)

OTHER COMPREHENSIVE LOSS
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	(1,068,540)	(1,077,496)

COMPREHENSIVE LOSS	(7,526,217)	(2,395,265)

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	32,816,567	28,936,778
Diluted	32,816,567	28,936,778

LOSS PER SHARES:
Basic	$(0.18)	$(0.03)
Diluted	$(0.18)	$(0.03)

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$(6,457,677)	$(1,317,769)
Adjustments to reconcile net income to net cash used in operating activities:
Bad debt direct write-off and provision	446,354	(3,357,851)
Depreciation and amortization	2,082,817	1,676,413
Impairment of long lived assets	628,192	-
Stock based compensation	34,560	197,100
Change in fair value of purchase option derivative liability	(401,158)	326,452
Change in operating assets:
Accounts receivable, trade	(1,567,774)	(116,810)
Notes receivable	112,803	83,910
Inventories and biological assets	979,935	(1,390,823)
Other receivables	(1,010,722)	(1,308,437)
Advances to suppliers	148,638	3,612,453
Long term deposit	596,209	183,841
Other current assets	(1,278,833)	(83,372)
Other noncurrent assets	87,065	(23,511)
Change in operating liabilities:
Accounts payable, trade	(317,755)	(528,353)
Other payables and accrued liabilities	(967,751)	(328,473)
Customer deposits	(22,963)	(3,011,194)
Taxes payable	115	(216,792)
Net cash used in operating activities	(6,907,945)	(5,603,216)

CASH FLOWS FROM INVESTING ACTIVITIES:
Disposal of financial assets available for sale	14,356	87,290
Purchase of financial assets available for sale	-	(104,360)
Acquisition of equipment and building	(656,297)	(5,450,934)
Investment in a joint venture	(2,567,083)	-
Increase intangible assets	(871,145)	(29,817)
Additions to leasehold improvements	(756,444)	(1,828,360)
Net cash used in investing activities	(4,836,613)	(7,326,181)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loan	1,435,620	-
Proceeds from third parties loan	7,178,100	-
Repayment of third parties loan	(658,645)	-
Proceeds from notes payable	48,974,772	42,030,521
Repayment of notes payable	(46,896,917)	(34,018,811)
Increase in financial liability	(7,178)	81,997
Proceeds from sale of stock and warrants	9,273,077	7,529
Repayment of other payables-related parties	(285,123)	(22,655)
Net cash provided by financing activities	19,013,706	8,078,581

EFFECT OF EXCHANGE RATE ON CASH	(1,031,744)	(1,856,174)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	6,237,404	(6,706,989)

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, beginning of year	24,745,202	31,452,191

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, end of year	$30,982,606	$24,745,202

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$17,198	$56,422
Cash paid for interest	108,098	-